EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 1895 Bancorp of Wisconsin, Inc. of our report dated March 29, 2019, on the financial statements of PyraMax Bank, FSB, which appears in the Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 01-38778), of 1895 Bancorp of Wisconsin, Inc.

/s/ Wipfli LLP
Wipfli LLP

Eau Claire, Wisconsin
May 31, 2019